Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 (filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) of our report dated March 6, 2026 (July 20, 2026, as to the effects of the reverse stock split described in Notes 2 and 15) relating to the financial statements of Scribe Therapeutics Inc, appearing in Amendment No. 2 to Registration Statement No. 333-297246 on Form S-1 of Scribe Therapeutics Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California

July 23, 2026